The Board of Directors
Intersource Health Care, Inc.
Largo, Florida


                          INDEPENDENT AUDITORS' REPORT


     We have audited the accompanying balance sheet of Intersource Health Care, Inc. (the Company) as of December 31, 1997, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intersource Health Care, Inc. as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




February 2, 1999

Harper, Van Scoik & Company, L. L. P.
A WORLDWlDE ORGANIZATION OF ACCOUNTlNG FlRMS AND BUSlNESS ADVlSORS













                              FINANCIAL STATEMENTS




                          INTERSOURCE HEALTH CARE, INC.

                             STATEMENT OF OPERATIONS
                          Year ended December 31, 1997


     Revenue                                           $       196,447

     Cost of goods sold                                        189,066

     Gross profit                                                7,381

     General and administrative expenses                       100,469

     Total operating deficit                                   (93,088)

     Interest expense                                             4,164

     Deficit before income taxes                               (97,252)

     Income taxes                                                     -

     Net loss                                           $      (97,252)

     Weighted average number of
        shares outstanding                              $     2,593,918

     Net loss per share                                 $      (0.3750)





                       See Notes to Financial Statements.

                          INTERSOURCE HEALTH CARE, INC.

                             STATEMENT OF CASH FLOWS
                          Year ended December 31, 1997



   Cash flows from operating activities:

     Net loss                                                $      (97,252)
     Adjustments to reconcile net loss to net cash
      used by operating activities:
      Depreciation and amortization expense                            2,864
      Capital stock issued for services                                  584
      Increase in inventory                                          (51,368)
      Increase in other assets                                          (731)
      Increase in accounts payable and accrued expenses               15,500
      Increase in deposits                                            35,000


      Net cash used by operating activities                          (95,403)


  Cash flows from investing activities:

   Acquisition of property, plant and equipment                      (13,308)
   Repayment of loans to shareholders                                  4,500


      Net cash used by investing activities                           (8,808)


  Cash flows from financing activities:
   Proceeds from notes payable - stockholder                          89,538
   Principal repayments on notes payable - stockholder               (17,235)
   Proceeds from line of credit                                       49,559
   Principal repayments on capital lease obligations                    (641)


        Net cash provided by financing activities                    121,221


        Net increase in cash                                          17,010


        Cash, beginning of year                                        1,521


        Cash, end of year                                    $        18,531


         Supplemental cash flow information:
           Cash paid for interest                            $         4,164


           Cash paid for income taxes                        $             0



                       See Notes to Financial Statements.
                          INTERSOURCE HEALTH CARE, INC.

                                  BALANCE SHEET
                                December 31, 1997


                                     Assets


 Current assets:
   Cash                                                     $      18,531
   Inventory                                                       51,368

    Total current assets                                           69,899

 Property, plant and equipment:
   Property, plant and equipment                                   19,873
   Less:  Accumulated depreciation                                  2,864

    Net property, plant and equipment                              17,009

 Other assets                                                         731

    Total assets                                            $      87,639

                      Liabilities and Stockholders' Deficit

 Current liabilities:
   Accounts payable and accrued expenses                    $      15,500
   Deposits                                                        35,000
   Line of credit                                                  49,559
   Current portion of note payable - stockholder                   79,038
   Current portion of capital lease obligations                     5,924

    Total current liabilities                                     185,021


 Long-term debt                                                         -

    Total liabilities                                             185,021
 Stockholders' deficit:
   Capital stock                                                      674
   Additional paid-in capital                                           -
   Retained deficit                                                (98,056)

    Total stockholders' deficit                                    (97,382)

    Total liabilities and stockholders' deficit              $      87,639



                       See Notes to Financial Statements.

                         INTERSOURCE HEALTH CARE, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      For the year ended December 31, 1997



                                                Additional
                            Number of   Common    Paid-in    Retained
                             Shares      Stock    Capital     Deficit    Total

Balance, December 31, 1996   900,000  $    90     $  -      $  (804)  $   (714)


Stock issued for:
   Services                5,840,000      584        -           -        584

Net loss for the year ended
   December 31, 1997           -           -         -      (97,252)  (97,252)

Balance, December 31, 1997 6,740,000  $   674    $   -     $(98,056) $(97,382)





                       See Notes to Financial Statements.

                          INTERSOURCE HEALTH CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997


1.  Summary of Significant Accounting Policies

     Company - Intersource Health Care, Inc. (Company), a Florida Corporation, was formed on November 4, 1996, and activated its operations in December 1996. The Company sells and refurbishes medical equipment, provides services for medical facility development and sells pharmaceutical products.

     Inventory - Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. At December 31, 1997, inventory consisted entirely of finished goods.

     Advertising - Advertising costs are charged to operations in the year incurred and totaled $1,634

     Property, Plant and Equipment - All property, plant and equipment is recorded at cost. Depreciation, which includes the amortization of assets recorded under capital leases, is computed on the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs which do not increase the useful life of the assets are charged to operations as incurred.

     Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Loss per Share - Loss per share is computed by dividing net loss by the weighted-average number of shares issued and outstanding during the reporting period. Shares issued or purchased during the period affect the amount of shares outstanding and are weighted by the fraction of the period they are outstanding.

     Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2.   Concentration of Credit Risk

     The Company grants credit to its customers, primarily located in the United States, during the normal course of business. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company had sales to three customers that totaled approximately 55% of total sales. The amounts are as follows:


                                                      Percentage
                                                          to
                                       Sales          Total Sales

            Customer A        $        53,575              27%
            Customer B                 21,235              11%
            Customer C                 32,746              17%

                              $       107,556              55%

     At times throughout the year, the Company may maintain certain bank accounts in excess of the FDIC insured limits. At December 31, 1997, the Company had no bank accounts with balances in excess of the FDIC insured limits.

3.   Property, Plant and Equipment

     Property,   plant  and  equipment,   at  cost,   and  related   accumulated
depreciation and amortization as of December 31, 1997 are summarized as follows:


           Leasehold improvements               $         6,087
           Office furniture and equipment                 5,000
           Machinery and equipment                        2,221
           Equipment under capital leases                 6,565

                                                         19,873
      Less: Accumulated depreciation and amortization     2,864

           Total                                $        17,009





4.    Line of Credit

     The Company maintains a $50,000 bank line of credit with interest payable monthly at bank prime (currently 8.75%) plus 2%. At December 31, 1997, the amount due was $49,559. The line of credit matures November 30, 1999. The line is secured by inventory and the personal guarantee of certain stockholders.

5.   Note Payable - Stockholder

     During 1997, the Company borrowed funds for operations from a shareholder. The note payable has an interest rate of 10.5% and is due on demand. The note payable is unsecured and at December 31, 1997, had a remaining principal balance of $79,038.

6.   Capital Leases

     The following is an analysis of the equipment under capital leases by major classes:

    Office furniture and equipment                        $     6,565

    Less: Accumulated depreciation and amortization               328



           Total                                          $     6,237

     Amortization of leased equipment is included in depreciation expense and totaled $328 for the year ending December 31, 1997.

7.   Capital Stock

     The Company is authorized to issue 100 million (100,000,000) shares of common stock with a par value of $0.0001 per share. As of December 31, 1997, there were 6,740,000 shares issued and outstanding.


8.   Operating Leases

     The Company had a building lease which is classified as an operating lease. Total rent expense for 1997 was $3,365.

     Future minimum lease payments under the noncancelable operating leases are as follows:


                 1998                                  $   59,794
                 1999                                      59,794
                 2000                                      59,794
                 2001                                      59,794
                 2002                                      54,811

                                                  $       293,987

9.   Related Party Transactions

     For  the  year  ending   December  31,  1997,  the  Company  had  sales  of
approximately $53,575 to an entity owned by a minority shareholder of the Company.

     The Company purchased inventory of $9,975 from an entity owned by a minority shareholder of the Company.

     The Company paid consulting fees of approximately $42,250 to a minority shareholder of the Company.

     The Company paid management expenses of approximately $9,250 to a related entity owned by a majority of the Company's shareholders.

10.  Income Taxes

     The Company has cumulative net operating losses of approximately $98,000 at December 31, 1997, which is expected to provide future tax benefits of approximately $20,000 for both Federal and State purposes. A valuation allowance for the entire benefit has been recognized as it is not reasonable to estimate when or if the benefit will be realized. These tax benefits expire beginning in 2012.

11.  Contingencies

     The Company is periodically involved in legal actions and claims that arise in the normal course of operations. Management believes that the ultimate resolution of any such actions will not have a material adverse effect on the Company's financial position.

     The year 2000 is expected to create computer problems for many organizations because some computers and their programs only recognize the last two digits in the year. For example, the year 1998 is recognized as 98. When the year 2000 arrives some computers may not process information accurately or may shut down. Management is in the process of evaluating their systems to correct any problems which may be created by the year 2000. The Company plans to have all their vital internal systems compliant before the year 2000 arrives. However, it is not possible to insure that outside entities with whom the Company conducts business will be 2000 compliant.

12.  Subsequent Events

     During the year ended December 31, 1998, the Company issued 225,000 shares of common stock for $225,000. In addition, the Company issued 1,917,000 shares as compensation for services.

     During the year ended December 31, 1998, notes payable - shareholder in the amount of $79,138 was reclassified as additional paid-in capital

     On November 30, 1998, 100% of the Company's stock was acquired by Toups Technology Licensing, Incorporated in a stock for stock acquisition.

13.  Noncash Disclosures

     The following transactions were excluded from the statement of cash flows because they were not cash transactions.

     In 1997, the Company issued 5,840,000 shares of common stock for services. Those shares were recorded at a total of $584.

     In 1997, the Company acquired assets of $6,565 under capital lease agreements.